Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Lincoln National Corporation pertaining to the Lincoln National Corporation Deferred Compensation Plan for Non-Employee Directors of our reports dated February 27, 2007, with respect to the consolidated financial statements and schedules of Lincoln National Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Lincoln National Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Lincoln National Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, PA
June 15, 2007